Black Diamond Holdings Corporation

June 30 2006 (Expressed in Canadian Dollars)

Consolidated Financial Statements (Unaudited)

Page
Management’s Responsibility for Financial Reporting	2
Unaudited Consolidated Balance Sheet	3
Unaudited Consolidated Statement of Operations and Deficit	4
Unaudited Consolidated Statement of Cash Flows	5
Notes to the Unaudited Consolidated Financial Statements	6-13

Management’s Responsibility for Financial
Reporting

The unaudited consolidated financial statements have been prepared by and are the responsibility of the management of the Company. The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, using management’s best estimates and judgments based on currently available information. When alternative accounting methods exist, management has chosen those it considers most appropriate in the circumstances.

The Company maintains an appropriate system of internal controls to provide reasonable assurance that financial information is accurate and reliable and that the Company’s assets are appropriately accounted for and adequately safeguarded.

Brad J. Moynes Bradley J. Moynes President and Chief Executive Officer

Brian Cameron Brian Cameron Chief Financial Officer

BLACK DIAMOND HOLDINGS CORPORATION

Consolidated Balance Sheet At June 30, 2006 Expressed in Canadian Dollars

	June 30,	December 31,
	2006	2005
	$	$
ASSETS
CURRENT
Cash	32,605	20,347
Accounts Receivable	11,212	10,418
Inventory	14,076	15,115
Due from Related Party - Black Diamond Trading Ltd. (Note 3)	6,883	6,883
Due from Shareholders (Note 4)	5,285	-
Prepaid Expenses	-	270

	70,061	53,033
Property and Equipment	2,250	2,484

	72,311	55,517

LIABILITIES
CURRENT
Accounts Payable and Accrued Liabilities	111,819	147,752
Current Portion of Promissory Notes Payable	29,075	29,075
Due to Shareholders	-	17,548

	140,894	194,375
Promissory Notes Payable	149,914	149,914
Due to Related Party - Paseo Investments Ltd.	62,342	62,342

	353,150	406,631

SHAREHOLDERS’ DEFICIENCY
Share Capital (Note 5)	852,042	599,198
Deficit	(1,132,881)	(950,312)

	(280,839)	(351,114)

	72,311	55,517

	(Unaudited)	(Audited)

Nature and Continuance of Operations (Note 1)
Subsequent Events (Note 10)

Approved on Behalf of the Board:

November 16, 2006

Brad J. Moynes	Brian Cameron
Bradley J. Moynes, Director	Brian Cameron, Director
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The accompanying notes are an integral part of these financial statements

BLACK DIAMOND HOLDINGS CORPORATION

Consolidated Income Statement (Unaudited)

For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2006	2005
	$	$

SALES	3,684	70,797
COST OF SALES	1,039	60,651

GROSS PROFIT	2,645	10,146

EXPENSES
Accounting and Legal	23,969	20,001
Advertising and Promotion	35,192	8,841
Amortization	234	346
Automobile	3,397	1,843
Management fees	30,000	20,000
Consulting Fees	44,201	15,641
Distributor Fees	100	1,328
Interest and Bank Charges	21,372	12,158
Office	3,324	13,177
Office Rent	4,763	(8,824)
Telephone	4,823	3,251
Travel	10,055	3,311
Warehouse Rent	1,053	3,363

	182,483	94,436

LOSS BEFORE OTHER ITEM	(179,838)	(84,290)
Foreign Exchange Gain (Loss)	(2,731)	854

NET LOSS FOR THE PERIOD	(182,569)	(83,436)

Deficit, Beginning of the Period	(950,312)	(676,745)

DEFICIT, END OF THE PERIOD	(1,132,881)	(760,181)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING DURING THE PERIOD	11,501,058	9,181,109

BASIC AND DILUTED LOSS PER SHARE	$ (0.02)	$ (0.01)

4

The accompanying notes are an integral part of these financial statements

BLACK DIAMOND HOLDINGS CORPORATION Consolidated Statement of Cash Flows (Unaudited) For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2006	2005
	$	$
Cash Provided From (Utilized For):

OPERATING ACTIVITIES
Net Loss for the Period	(182,569)	(83,436)
Non-Cash Items:
Amortization	234	346
Unrealized Foreign Exchange Loss (Gain)	2,731	(854)
Changes in Non-Cash Working Capital Accounts (Note 9)	(29,624)	26,488

	(209,228)	(57,456)

FINANCING ACTIVITIES
Shares Issued for Cash, Net of Issuance Costs (Note 5)	244,319	24,612
Advances from (Repayments to) Shareholders	(22,833)	(5,100)

	221,486	19,512

INVESTING ACTIVITY
Acquisition of Property and Equipment	-	-

INCREASE (DECREASE) IN CASH	12,258	(37,944)

Cash, Beginning of the Period	20,347	22,182

CASH (BANK INDEBTEDNESS), END OF THE PERIOD	32,605	(15,762)

Supplemental Cash Flow Information (Note 9)

5

The accompanying notes are an integral part of these financial statements

BLACK DIAMOND HOLDINGS CORPORATION Notes to the Consolidated Financial Statements (Unaudited) For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

Black Diamond Holdings Corporation (“the Company„) was incorporated on December 28, 2000 under the Company Act of the Province of British Columbia. The Company is a distributor of liquor and wine products in the Province of British Columbia, Canada, and in the State of New York, United States.

These accompanying financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern.

While these accompanying financial statements have been prepared on the assumption that the Company is a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business, certain events and conditions cast substantial doubt on this assumption. The Company had a loss of $182,569 for the six months ended 30 June 2006, a working capital deficit of $70,833, an accumulated deficit of $1,132,881 and a shareholders’ deficiency of $280,839 at June 30, 2006. Operations for the six months ended June 30, 2006 have been funded primarily from the issuance of share capital, the continued support of creditors and net changes in working capital balances.

The Company’s ability to continue operations is uncertain and is dependent upon its ability to achieve profitability and obtain new sources of financing. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not reflect any adjustments to the amounts and classifications of assets and liabilities, which would be necessary should the Company be unable to continue operations.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements are prepared using Canadian Generally Accepted Accounting Principles (“Cdn GAAP„). The significant accounting policies followed by the Company and its subsidiaries are summarized below:

a)	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Black Diamond Importers Inc. and Liberty Valley Wines, LLC. All inter-company transactions and balances have been eliminated.

b)	Accounts Receivable

The Company records an allowance for doubtful accounts to reflect management’s best estimate of losses that may occur on sales during the year. The allowance is recorded through a charge to earnings and takes into consideration the financial condition and recent payment patterns of customers.

c)	Inventory

Inventory consists of liquor products and is valued at the lower of cost and net realizable value. Cost of sales is determined on a weighted average cost basis. Warehousing, shipping and related costs are excluded from cost of sales, and are expensed as incurred.

d)	Revenue Recognition

Revenue is recognized upon shipment of products to the purchaser and when reasonable assurance exists regarding the collectibility of the consideration that will be derived from the sale of the products.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements (Unaudited)
For the six months ended June 30, 2006
(Expressed in Canadian Dollars)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)	Property and Equipment

Property and equipment are recorded at cost. Amortization is calculated using the following methods and annual rates, except in the year of acquisition when one-half the rate is used:

Computer Equipment	30% Per Annum, Declining Balance Basis
Furniture and Equipment	20% Per Annum, Declining Balance Basis

Improvements, repairs and maintenance costs are expensed as incurred.

f)	Share Capital and Stock-Based Compensation

The Company records proceeds from share issuances net of commissions and issuance costs.

Employee stock options and other types of stock-based compensation are accounted for using the fair value based method. Under the fair value based method, compensation cost is measured using the Black-Scholes option pricing model at the date of grant of the option and is expensed over the vesting period. The Company has not awarded any stock options for each of the years in the three-year period ended December 31, 2005.

g)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Changes to these balances are recognized in income in the period in which they occur. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

h)	Loss Per Share

Loss per share is calculated using the weighted average number of common shares outstanding during the period. Diluted loss per share is the same as basic loss per share as the issuance of shares on the exercise of share purchase warrants would be anti-dilutive.

i)	Advertising Costs

The Company expenses the cost of advertising in the period in which the advertising space or airtime is used.

j)	Impairment of Long-Lived Assets

Long-lived assets are assessed for impairment when events and circumstances warrant. The carrying value of a long-lived asset is impaired when the carrying amount exceeds the estimated undiscounted net cash flow from use and fair value. In that event, the amount by which the carrying value of an impaired long-lived asset exceeds its fair value is charged to earnings.

BLACK DIAMOND HOLDINGS CORPORATION Notes to the Consolidated Financial Statements (Unaudited) For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)         Foreign Currency Translation

The functional currency of the Company is the Canadian dollar. Transactions in foreign currencies are translated to Canadian dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are charged to earnings in the period they arise.

The accounts of integrated foreign operations, which are recorded in United States dollars, have been translated into Canadian dollars as follows:

Monetary Items	At the exchange rate prevailing at the balance sheet date
Non-Monetary Items	At historical exchange rates
Revenue and Expense Items	At the average exchange rate for the year

l)	Financial Instruments

Financial instruments include cash, accounts receivable, amounts due from Black Diamond Trading Inc., accounts payable and accrued liabilities, promissory notes payable and amounts due to Paseo Investments Ltd. and shareholders. The Company is not exposed to significant interest, credit or exchange risk arising from these financial statements. The estimated fair value of these financial instruments approximates their carrying values because of the short term to maturity of these instruments.

The carrying value of the promissory notes payable approximates their fair values due to the interest rate implicit in these instruments.

m)	Use of Estimates

The preparation of financial statements in conformity with Canadian Generally Accepted Accounting Practice requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of net recoverable amount of assets, the determination of the amortization period of property and equipment, the realization of future tax assets and the estimated amount of accrued liabilities. Actual results could differ from those estimates.

n)	Comparative Figures

Certain items in the prior period’s financial statements have been reclassified to conform with current period’s financial statements presentation.

NOTE 3 – DUE FROM RELATED PARTY - BLACK DIAMOND TRADING LTD.

Amounts due from Black Diamond Trading Ltd., a company controlled by the controlling shareholders of the Company, are unsecured, non-interest bearing and have no specific terms of repayment.

NOTE 4 – DUE TO/FROM SHAREHOLDERS

Amounts due to/from shareholders are unsecured, non-interest bearing and have no specific terms of repayment

BLACK DIAMOND HOLDINGS CORPORATION Notes to the Consolidated Financial Statements (Unaudited) For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

NOTE 5 – SHARE CAPITAL

a)	Authorized

100,000,000 common shares without par value

b)	Issued and Outstanding

	Number of
	Common	Amount
	Shares	$

Balance, December 31, 2003	9,168,780	369,170

No Change in the Year	-	-

Balance, December 31, 2004	9,168,780	369,170

Issued During the Year
For Cash – Private Placement, Net of Issuance Costs	1,266,667	189,759
For Accounts Payable	50,000	8,824
For Promissory Note	250,000	31,445

Balance, December 31, 2005	10,735,447	599,198

Issued During the period
For Cash – Private Placement, Net of Issuance Costs (i)	1,591,776	244,319
For Accounts Payable	50,000	8,525

Balance, June 30, 2006	12,377,223	852,042

(i)

On April 28, 2006, the Company completed a brokered private placement of 1,591,776 units at a price of US$0.15 per unit, raising gross proceeds of US$238,766. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company exercisable at a price of US$0.30 per share until December 31, 2007. The Company paid finders’ fees in the amount of US$15,000. The Company also issued 100,000 share purchase warrants exercisable at a price of US$0.30 per share until December 31, 2007 to the agent.

(ii)	On April 20, 2006, the Company issued 50,000 common shares at US$0.15 per share for settlement of accounts payable to an officer of the Company in the amount of US$7,500.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements (Unaudited)
For the six months ended June 30, 2006
(Expressed in Canadian Dollars)

NOTE 5 – SHARE CAPITAL (Continued)

c)	Share Purchase Warrants
			Exercise
	The Company has the following warrants		Price
	outstanding:	Number of	Per Share
		Warrants	US$	Expiry date
	Balance, December 31, 2003	-	-
	No Change in the Year	-	-

	Balance, December 31, 2004	-	-
	Issued During the Year	1,266,667	0.30	July 31, 2007

	Balance, December 31, 2005	1,266,667	0.30
	Issued to private subscribers	1,591,776	0.30	December 31, 2007
	Issued to broker	100,000	0.30	December 31, 2007

	Balance, June 30, 2006	2,958,443	0.30

Each warrant entitles the holder to purchase one additional common share of the Company at the exercise price before the expiry date.

NOTE 6 – ACQUISITION

On May 23, 2005, the Company acquired all of the issued and outstanding shares of Liberty Valley Wines, LLC (“Liberty Valley„) from an officer (also a shareholder) of the Company for cash consideration of US$1.00. Liberty Valley is a corporation incorporated in the State of Delaware, United States.

The acquisition of Liberty Valley has been accounted for by the purchase method and the operating results are included in the consolidated financial statements commencing from the date of the acquisition.

NOTE 7 – RELATED PARTY TRANSACTIONS

In addition to those transactions disclosed elsewhere in these financial statements (Notes 6(a) and 9), the Company had the following transactions with related parties:

		Six months	Six months
		ended	ended
		June 30,	June 30,
		2006	2005
		$	$
a)	Consulting fees charged by a company controlled by a Director
	of the Company for management and administration services.	11,000	6,771
b)	Management fees paid to directors of the company (see Note 8).
		30,000	20,000
c)	Interest paid to a relative of the controlling shareholders of the
	Company for cash advanced to the Company	9,800	9,000

All related party transactions were in the normal course of operations and were measured at their fair value.

BLACK DIAMOND HOLDINGS CORPORATION Notes to the Consolidated Financial Statements (Unaudited) For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

NOTE 8 - COMMITMENT

On January 01, 2003, the Company entered into management agreements with the President and the Vice-President of the Company for general management and operational services. Under the terms of the agreements, which are for terms of ten years, the Company is required to pay combined management fees of US$72,000 per annum. Actual management fees accrued to the Officers totalled $69,360 in 2005 (2004 - $40,000). The Company has not accrued the balance of the management fees as the Officers have waived receipt of the non-accrued portion of the management fees.

On January 01, 2006, the Company revised the January 01, 2003 management agreements and entered into one-year management agreements with the President and the Vice-President of the Company for general management and operational services. Under the terms of the new agreements, the Company is required to pay combined management fees of US$120,000 per annum. The Company and the Officers may terminate the agreements on one-year written notices.

NOTE 9 – SUPPLEMENTAL CASH FLOW INFORMATION

a)	Change in Non-Cash Working Capital Accounts:
		Six months	Six months
		ended	ended
		June 30,	June 30,
		2006	2005
		$	$
	Accounts Receivable	794	(14,966)
	Inventory	1,039	58,183
	Prepaid Expenses	270	(8,622)
	Accounts Payable and Accrued Liabilities	(31,727)	(8,107)

		(29,624)	26,488

b)	Significant Non-Cash Financing Activities:
	Issuance of Shares for Settlement of Accounts Payable	8,525	-

c)	Other Information:
	Interest Paid	20,966	11,757

NOTE 10 – SUBSEQUENT EVENTS

On October 24, 2006, the Company completed a brokered private placement of 1,200,000 units at a price of $0.175US per unit. Gross proceeds from the offering were $210,000US. Each unit consisted of one share and one half share purchase warrant, such full warrant exercisable at a price of $0.30 per share until June 30, 2008. In addition, the Company granted a warrant to purchase 120,000 shares of the Company to its agent at a price of $0.30 per share in consideration of brokering the private placement. The warrant also expires on June 30, 2008

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements (Unaudited)
For the six months ended June 30, 2006
(Expressed in Canadian Dollars)

NOTE 11 – SEGMENTED INFORMATION

The Company is a distributor of liquor and wine products and considers itself to be a single-segment operator. Geographic Segment Information regarding geographic segments is as follows:

		Total			Canada			USA
	Six			Six			Six
	months	Year	Year	months	Year	Year	months	Year	Year
	ended	ended	ended	ended	ended	ended	ended	ended	ended
	Jun 30,	Dec 31,	Dec 31,	Jun 30,	Dec 31,	Dec 31,	Jun 30,	Dec 31,	Dec 31,
	2006	2005	2004	2006	2005	2004	2006	2005	2004
	$	$	$	$	$	$	$	$	$

Total revenue	3,684	124,847	291,091	3,684	109,763	249,868	-	15,084	41,223

Inventory	14,076	15,115	144,680	14,076	15,115	99,651	-	-	45,029

Property and Equipment	2,250	2,484	1,897	2,250	2,484	1,897	-	-	-

Information regarding revenue earned from major customers by geographic segments, based on the location of the customer, is as follows

Major customers

The following table identifies revenues generated from individual customers comprising 10% or more of the Company’s revenue:

	June 30,	December 31,	December 31,
	2005	2005	2004
	$	$	$

British Columbia Liquor Distribution Branch	3,684	108,420	219,397

NOTE 12 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP„)

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada which do not differ in any material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States and from practices prescribed by the Securities and Exchange Commission. Accordingly, there were no reported differences for the Company for each of the years in the three-year period ended December 31, 2005 which would require reconciliation of Canadian GAAP to US GAAP.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements (Unaudited)
For the six months ended June 30, 2006
(Expressed in Canadian Dollars)

NOTE 12 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP„)

a)	Income Taxes

The Company uses the asset and liability method to account for income taxes pursuant to Section 3465 of the Canadian CICA Handbook which is substantially consistent with Statement of Financial Accounting Standards (“SFAS„) No. 109 “Accounting for Income Taxes„.

As described in note 12, the Company has future income tax assets related to its Canadian operations calculated at the substantively enacted rates in Canada at December 31, 2005 and 2004 of 17.6%. For US GAAP purposes, SFAS No. 109 requires deferred tax assets to be measured at only enacted tax rates. These assets would have been reduced to $nil by a valuation allowance, which is consistent with the accounting treatment under Cdn GAAP. Accordingly, there is no difference in the consolidated financial position or results of operations reported under Cdn GAAP and US GAAP for the years ended December 31, 2005 and 2004.

b)	Comprehensive Income

SFAS No. 130 “Reporting Comprehensive Income„, establishes standards for the reporting and display of comprehensive income and loss and its components in the financial statements. As at December 31, 2005, the Company has no items that represent comprehensive income or loss in the financial statements.

c)	Recent United States Accounting Pronouncements

(i) Stock-Based Compensation

In 2004, the US Financial Accounting Standards Board (“FASB„) issued revised SFAS No. 123R “Accounting for Stock-Based Compensation„. This statement supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees„ and its related implementation guidance. This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method, effective for fiscal period beginning after June 15, 2005. As disclosed in note 2(f), the Company’s accounting for its stock-based compensation is already in substantial compliance with the provision of this pronouncement; accordingly, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

(ii) Exchanges of Non-Monetary Assets

In 2004, the FASB issued SFAS No. 153 “Exchanges of Non-Monetary Assets – an Amendment of APB Opinion No. 29, Accounting for Non-Monetary Transactions„ to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges on non-monetary assets that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

BLACK DIAMOND HOLDINGS CORPORATION Notes to the Consolidated Financial Statements (Unaudited) For the six months ended June 30, 2006 (Expressed in Canadian Dollars)

NOTE 12 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

(iii)	Variable Interest Entities

In 2005, the FASB issued Interpretation No. 46R “Consolidation of Variable Interest Entities” to provide guidance on the consolidation of variable interest entities (“VIE”) where the Company is the entity’s Primary Beneficiary. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest nor have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Primary Beneficiary is the party that has exposure to a majority of the expected losses and/or expected residual returns of the VIE. The Company does not expect the adoption of this standard to have a material effect on the Company’s consolidated financial statements, as it does not have any VIE’s which will require consolidation.

(iv)	Asset Retirement Obligation

In 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Retirement Obligation” to clarify the intended meanings of the term “Asset Retirement Obligation” in SFAS No. 143 “Accounting for Asset Retirement Obligations”. The interpretation clarifies that the entities are expected to record asset retirement obligations even though uncertainty may exist regarding the timing or method of settlement so long as the obligation is reasonably estimable. The Company has determined that the application of this standard will not have a material effect on its consolidated financial statements.

(v)	Accounting Changes and Error Corrections

On June 1, 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 requires retrospective application to prior periods’ financial statements of a change in accounting principle unless it is impracticable to do so. This is a change from the existing practice that requires most accounting changes to be accounted for by including in net income in the period of the change the cumulative effect of changing to the new accounting principle. The standard will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS 154 cannot be determined until such time as the Company makes a change in accounting policy.

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